Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-224199 on Form S-8 and Post-Effective Amendment No. 1 to each of Registration Statement Nos. 333-225273 and 333-225274 on Form S-3 of our reports dated February 26, 2019, relating to (1) the consolidated financial statements of HighPoint Resources Corporation and subsidiary (the "Company") and (2) the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of HighPoint Resources Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 26, 2019